Exhibit 99.1

NEWS RELEASE

Steve Gray Appointed as Range Director

FORT WORTH, TEXAS, November 1, 2018.   RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that Steve Gray has been appointed to the Company's Board of Directors. Mr. Gray’s appointment is effective October 30, and was mutually agreed upon by the Company’s Board of Directors and SailingStone Capital Partners, LLC. Mr. Gray will serve on the Board’s compensation committee.

Previously, Mr. Gray served as a founder, director and Chief Executive Officer of RSP Permian Inc. from their inception in 2010 to 2018. When RSP Permian merged with Concho Resources Inc., he joined Concho’s Board of Directors and currently serves on the Reserves Committee. Prior to forming RSP Permian, Mr. Gray founded several successful oil and gas ventures spanning nearly 20 years in partnerships with Natural Gas Partners, an Irving, Texas based private equity company.  Prior to going into business for himself, Mr. Gray spent 11 years employed in the oil and gas industry in various capacities as a petroleum engineer.  In 2016, Mr. Gray received the national Ernst & Young Entrepreneur of the Year award in their Energy and Clean-Tech category.

“Steve Gray brings great technical expertise and a strong track record of business success in the oil and gas industry to our Board. We are confident Steve’s extensive background in the oil and gas industry will be an asset to the Company as we focus on translating our world-class Marcellus Shale position into shareholder value,” said Jeff Ventura, CEO and President of Range Resources.

Greg Maxwell, Range’s Chairman added “The Range Board is committed to an active and ongoing Board refreshment process, which is critical to maintaining deep industry knowledge and technical expertise and providing robust oversight.  We believe adding an independent director with Steve’s broad experience, coupled with recently announced Board retirements, shows Range’s commitment to best corporate governance practices.”

Mr. Gray is on the Board of Directors of the Texas Tech Foundation.  In addition, he is a member of the Petroleum Engineering Academy and serves on the Dean’s Advisory Council for the College of Engineering at Texas Tech University—the same institution from which he earned a Bachelor of Science in Petroleum Engineering.  He is also a member of the Executive Advisory Council of the George W. Bush Presidential Center in Dallas, Texas.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

2018-17

SOURCE: Range Resources Corporation

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

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